EXHIBIT 5.1

SEYFARTH SHAW LLP

July 21, 2006

North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, California 91311

Re:	North American Scientific, Inc.
Registration Statement on Form S-3

Dear Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 18,992,940 shares of Common Stock, $0.01 par value per share (the “Shares”), of North American Scientific, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders or warrant holders of the Company (the “Selling Stockholders”). The Shares include 12,291,934 shares of Common Stock (the “Issued Shares”) that are held by the Selling Stockholders and 6,701,006 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants held by the Selling Stockholders.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, with your permission, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that the Issued Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable, and that the Warrant Shares have been duly authorized by the Company and, when issued, sold and delivered in accordance with the terms of the underlying warrants, will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Illinois, the Delaware General Corporation Law, including the reported judicial decisions interpreting those laws, and the federal laws of the United States of America. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

It is understood that this opinion is to be used only in connection with the offer and sale of the Issued Shares and the Warrant Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ SEYFARTH SHAW LLP